Exhibit 10.1

PMFG, INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of                     , 20     is entered into between PMFG, INC., a Delaware corporation (the “Company”), and                      (“Grantee”). Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the PMFG, Inc. 2007 Stock Incentive Plan, as amended from time to time (the “Plan”).

W I T N E S S E T H:

A. Grantee is, or will become within 90 days of the Date of Grant (as defined below), an employee of the Company or a Subsidiary and has been designated a Participant under the Plan; and

B. Pursuant to the terms of the Plan, on                     , 20     (“Date of Grant”), Grantee was granted shares (“Restricted Stock”) of the Company’s common stock, par value $0.01 per share (“Common Shares”);

NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Grantee agree as follows:

1. Grant of Restricted Stock. The Company hereby grants to Grantee, effective as of the Date of Grant,              shares of Restricted Stock.

2. Restrictions on Transfer. The shares of Restricted Stock may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Grantee unless and until they have become non-restricted and non-forfeitable in accordance with Section 3 hereof; provided, however, that Grantee’s interest in the shares of Restricted Stock may be transferred by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the shares of Restricted Stock that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the shares of Restricted Stock. The shares of Restricted Stock granted hereunder shall be deemed to be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended from time to time.

3. Lapse of Restrictions.

(a) The shares of Restricted Stock shall become non-restricted and non-forfeitable to the extent of     % of the shares of Restricted Stock on each anniversary of the Date of Grant, unless earlier forfeited in accordance with Section 5 (the “Vesting Period”).

(b) Notwithstanding the provisions of Section 3(a) above, if the Grantee’s employment with the Company and its Subsidiaries terminates as a result of the Grantee’s death or Disability (as defined below), then all shares of Restricted Stock shall immediately become non-restricted and non-forfeitable.

For purposes of this Agreement, “Disability” means, a condition by reason of any medical or physical impairment that can be expected to result in death or can be expected to last for 180 consecutive or non-consecutive calendar days, for which the Executive is receiving income replacement benefits and is expected to continue to receive benefits for a period of not less than nine (9) months under a Company-sponsored health plan or policy.

4. Forfeiture of Restricted Stock.

(a) Any of the shares of Restricted Stock that remain forfeitable in accordance with Section 3 hereof shall be forfeited if Grantee ceases for any reason to be employed by the Company or a Subsidiary at any time prior to the Restricted Stock becoming non-forfeitable in accordance with Section 3 hereof, unless the Board determines to provide otherwise at the time of the cessation of Grantee’s employment. For the purposes of this Agreement, the Grantee’s employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (1) the transfer of Grantee’s employment among the Company and its Subsidiaries, (2) an approved leave of absence of not more than 90 days, or (3) the period of any leave of absence required to be granted by the Company under any law, rule, regulation or contract applicable to Grantee’s employment with the Company or any Subsidiary.

5. Dividend, Voting and Other Rights. Grantee shall have all of the rights of a stockholder with respect to the shares of Restricted Stock, including the right to vote the shares of Restricted Stock; provided, however, that any dividend or other distribution, including any additional Common Shares that Grantee may become entitled to receive pursuant to a share dividend or other securities as a result of a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company shall be subject to the same restrictions as the shares of Restricted Stock and otherwise pursuant to the terms of this Agreement.

6. Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to Grantee:	At the Grantee’s last known address reflected
on the payroll records of the Company

If to the Company:	PMFG, Inc.
14651 N. Dallas Parkway, Suite 500
Dallas, Texas 75254
Attention: General Counsel

Either the Company or Grantee may change the above designated address by written notice to the other specifying such new address.

7. Interpretation. The interpretation and construction of this Agreement by the Board shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

8. Amendments. The Plan or this Agreement may be amended, suspended or terminated in accordance with the applicable provisions of the Plan.

9. Integration. The shares of Restricted Stock are granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, a copy of which has been made available to Grantee and is available upon request to the Secretary at the address specified in Section 7 hereof and which is incorporated herein by reference. As such, this Agreement and the Plan embody the entire agreement and understanding of the Company and Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the shares of Restricted Stock.

10. Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

11. Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

PMFG, INC.

By:
Name:
Title:

The undersigned Grantee acknowledges receipt of an executed original of this Agreement and accepts the shares of Restricted Stock subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.

GRANTEE
[Name]